CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 29, 2021, relating to the financial statements and financial highlights of Overlay Shares Large Cap Equity ETF, Overlay Shares Small Cap Equity ETF, Overlay Shares Foreign Equity ETF, Overlay Shares Hedged Large Cap Equity ETF, Overlay Shares Core Bond ETF, Overlay Shares Short Term Bond ETF, and Overlay Shares Municipal Bond ETF, each a series of Listed Funds Trust, for the year or period ended August 31, 2021, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Cleveland, Ohio
December 22, 2021